Exhibit 10.32
Nonqualified Stock Option Agreement – International Employees _ Accelerated Retirement Vesting

DINE BRANDS GLOBAL, INC.
2016 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is entered into as of ___________ (the “Date of Grant”), by and between DINE BRANDS GLOBAL, INC. (formerly, DineEquity, Inc.), a Delaware corporation (the “Company”), and ___________ (the “Optionee”).
RECITALS:
Pursuant to the Dine Brands Global, Inc. 2016 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Optionee is to be granted an option (the “Option”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth herein, and hereby grants such Option. The Option is not intended to constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
This Option is subject to all of the terms and conditions set forth herein, the special provisions for Optionee’s country of residence, if any, attached hereto as Exhibit A and the Plan, all of which are incorporated herein by reference. Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.NUMBER OF OPTION SHARES AND OPTION PRICE. The Option entitles the Optionee to purchase ______ shares of the Company’s Common Stock (the “Option Shares”) at a price of $_________ per share (the “Option Exercise Price”), which is the Fair Market Value of a share of Common Stock as of the Date of Grant.
2.    PERIOD OF OPTION AND CONDITIONS OF EXERCISE.
(a)    Period of Option. Unless the Option is previously terminated pursuant to this Agreement, the term of the Option and this Agreement shall commence on the Date of Grant and shall terminate upon the tenth anniversary of the Date of Grant. Upon termination of the Option, all rights of the Optionee (including, without limitation, his or her guardian or legal representative) hereunder shall cease.
(b)    Conditions of Exercise. Subject to the Optionee’s continued employment with or service to the Company, this Option shall vest and become exercisable as to one-third (1/3) of the shares subject to the Option on each of the first, second and third anniversaries of the Date of Grant. Notwithstanding anything in this Agreement to the contrary, the Option may be exercised only to purchase whole shares of Common Stock, and in no case may a fraction of a share of Common Stock be purchased. The right of the Optionee to purchase Option Shares with respect to which this Option has become exercisable as herein provided may only be exercised prior to the termination of the Option.
(c)    Acceleration. Subject to the terms of the Plan, the Committee may in its discretion accelerate the exercisability of all of the Option Shares or any part thereof, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.
3.    RIGHTS UPON TERMINATION OF EMPLOYMENT.
(a)    General. Except as otherwise provided in this Section 3, the Option may not be exercised after the Optionee has ceased to be employed or engaged by the Company. As noted in Section 15(k) below, for the avoidance of doubt and for purposes of the Option only, termination shall be deemed to occur as of the date the Optionee is no longer actively providing services to the Company, a Subsidiary, or other affiliated entity and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.
(b)    Death. If the Optionee’s employment with or service to the Company terminates by reason of his or her death, the Options shall become fully vested and exercisable and thereafter may be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of twelve (12) months from the date of such death or until the expiration of the term of the Option, whichever period is shorter.
(c)    Disability. If the Optionee’s employment with or service to the Company terminates by reason of Disability, the Option shall become fully vested and exercisable and thereafter may be exercised for a period of twelve (12) months from the date of such termination of employment or service or until the expiration of the term of the Option, whichever period is shorter, provided, however, that, if the Optionee dies within such twelve-month period and prior to the expiration of the term of the Option, the Option shall thereafter be exercisable for a period of twelve (12) months from the time of death or until the expiration of the term of the Option, whichever period is shorter.
(d)    Retirement. If the Optionee’s employment with or service to the Company terminates by reason of Retirement, the Option shall become fully vested and exercisable and may thereafter be exercised for a period of five (5) years from the date of Retirement or until the expiration of the term of the Option, whichever period is shorter.
(e)    Other Terminations. If an Optionee’s employment with or service to the Company terminates for any reason other than death, Disability or Retirement, the Option may be exercised, to the extent it was exercisable at the time of such termination, until the earlier to occur of (i) three (3) months from the date of such termination or (ii) the expiration of the term of the Option, whichever period is shorter.
(f)    Change in Control. Upon the termination of the Optionee’s employment with or service to the Company within a period of twenty-four (24) months following a Change in Control (i) by the Company other than for Cause, (ii) as a result of his or her Disability or (iii) by the Optionee for Good Reason (as such terms are defined herein below or in the Plan), in lieu of shares of Common Stock issuable upon exercise of an outstanding Option, whether or not then exercisable, the Company shall pay the Optionee a lump sum amount (less any applicable taxes), in cash, equal to the product of (i) the excess of the Fair Market Value of the Option Shares on such date of termination, over the Option Exercise Price, and (ii) the number of the then unexercised Option Shares. The Option shall be canceled upon the making of such payment.
(g)    Termination of Option. Notwithstanding anything in this Section 3 to the contrary, the Option may not be exercised after the termination of the Option.
4.    EXERCISE OF OPTION SHARES.
(a)    Payment for Option Shares. This Option may be exercised by (i) giving written notice of exercise to the Company, specifying the number of whole Option Shares to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), and (ii) by executing such documents as the Company may reasonably request.
(b)    Delivery of Option Shares. Upon exercise of the Option and payment of the Option Price pursuant to paragraph (a) of this Section 4, and subject to the requirements set forth in Section 5 and Section 12, the Company shall issue or cause to be issued, and delivered as promptly as possible to the Optionee, certificates representing the appropriate number of Option Shares, which certificates shall be registered in the name of the Optionee.
5.    REQUIREMENTS OF LAW AND OF STOCK EXCHANGES. By accepting this Option, Optionee represents and agrees for himself or herself and his or her transferees by will or the laws of descent and distribution or pursuant to a qualified domestic relations order that, unless a registration statement under the Securities Act of 1933, as amended, is in effect as to the Option Shares purchased upon any exercise of this Option, (i) any and all Option Shares so purchased shall be acquired for his or her personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the Option Shares are being so acquired in good faith for his or her personal account and not with a view to or for sale in connection with any distribution.
If at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the Optionee is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
6.    ADJUSTMENT IN COMMON STOCK. In accordance with the terms of the Plan, in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, a substitution or adjustment shall be made in the number and class of unexercised Option Shares and the Option Exercise Price as may be determined by the Committee, in its sole discretion. Subject to the terms of the Plan, such other substitutions or adjustments shall be made as the Committee in its sole discretion may deem appropriate.
7.    NON-TRANSFERABILITY OF OPTION. The Option and this Agreement shall not be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Option and this Agreement may be transferable to the Optionee’s family members, to a trust or entity established by the Optionee for estate planning purposes, to a charitable organization designated by the Optionee or pursuant to a qualified domestic relations order. Except to the extent permitted by this Section 7, the Option may be exercised or settled during the Optionee’s lifetime only by the Optionee or the Optionee’s legal representative or similar person. Except as permitted by this Section 7, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights thereunder shall immediately become null and void.
8.    DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys’ fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
9.    RIGHTS OF OPTIONEE IN COMMON STOCK The Optionee shall not be entitled to any rights as a stockholder of the Company with respect to any shares of Common Stock unless and until the Optionee becomes a stockholder of record with respect to such shares of Common Stock.
10.    NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Optionee either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: Vice President - Legal (or said designee), at the Company’s address or such other address as the Company may designate in writing to the Optionee.
11.    FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
12.    WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Option, payment by the Optionee of any taxes, social contributions, required deductions, or other payments (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Option or the Common Stock, and the Optionee agrees to indemnify the Company, Subsidiary or affiliate for any such Tax-Related Items. The Company shall withhold whole shares of Common Stock which would otherwise be delivered to the Optionee, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the Optionee, in the amount necessary to satisfy any such obligation, or the Optionee may satisfy any such obligation by any of the following means, subject to the Committee’s discretion: (i) a cash payment to the Company, (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Optionee, in either case equal to the amount necessary to satisfy any such obligation, (iv) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate to the extent such excess withholding would result in adverse accounting treatment of the award, as determined by the Company. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. Regardless of any action the Company or any Subsidiary or affiliate takes with respect to any or all applicable Tax-Related Items, the Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or affiliate. The Optionee further acknowledges and agrees that the Optionee is solely responsible for filing all relevant documentation that may be required of the Optionee in relation to this Option or any Tax-Related Items other than filings or documentation, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of the Optionee, the issuance or ownership of Common Stock or any bank or brokerage account, the subsequent sale of Common Stock, and the receipt of any dividends. The Optionee further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction, the Optionee acknowledges that the Company or any Subsidiary or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
13.    INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement are subject to all terms and conditions of the Plan.
14.    EMPLOYMENT. Neither the Plan, the granting of the Option, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder. For purposes of this Agreement, references to employment with the Company shall include employment or service with any Subsidiary of the Company.
15.    NATURE OF GRANT. In accepting the Option, the Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company;
(d)the Optionee is voluntarily participating in the Plan;
(e)the Optionee’s participation in the Plan shall not create a right to further employment or to otherwise remain associated with the Company or any of its affiliates and shall not interfere with the ability of the Company or any of its affiliates to terminate the Optionee’s employment or service relationship (if any) at any time, subject to applicable law;
(f)the Option and any shares of Common Stock subject to the Option are not intended to replace any pension rights;
(g)in the event that the Optionee is not an employee of the Company or any Subsidiary or affiliate, the Option and the Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary or affiliate;
(h)the Option and any shares of Common Stock subject to the Option are not part of normal or expected compensation or salary for any purpose, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments (if any);
(i)the future value of the shares of Common Stock subject to the Option is unknown, indeterminable and cannot be predicted with certainty;
i.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Optionee ceasing to provide services to the Company or any of its affiliates (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company or any of its affiliates, waives his or her ability, if any, to bring any such claim, and releases the Company and each of its affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(j)in the event of a termination of employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), unless otherwise provided by this Agreement or determined by the Company, the Optionee’s right to vest in and exercise Options under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of the Option;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Plan or any such benefits granted thereunder, transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and
(l)neither the Company nor any of its affiliates will be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States dollar that may affect the value of the Options, the Common Stock, or any amounts due to the Optionee pursuant to the vesting or exercise of the Option or the subsequent sale of any shares of Common Stock acquired under the Plan, or the calculation of income or Tax-Related Items under the Option; and
(m)any cross-border cash remittance made to transfer proceeds received upon the sale of Common Stock or otherwise in relation to the Option must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Optionee to provide to such entity certain information regarding the transaction.

16.    DATA PRIVACY. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company and any affiliate for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan.
The Optionee understands that the Company and its affiliates may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).
The Optionee understands that Personal Data may be transferred to any Subsidiary or affiliate or third parties as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country.

17.    ELECTRONIC DELIVERY AND PARTICIPATION. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future awards granted under the Plan by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. By accepting this Option, whether electronically or otherwise, the Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.
18.    LANGUAGE. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.    AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded; provided, however, that no amendment may impair the rights of the Optionee without the consent of the Optionee.
20.    GOVERNING LAW AND SEVERABILITY. To the extent not otherwise governed by the Code or the laws of the United States, this Agreement shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that cannot be resolved pursuant to Section 8 above, the parties hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.
If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
21.    OTHER REQUIREMENTS AND EXHIBIT A. The Company is not obligated and will have no liability for failure to issue or deliver any Common Stock upon exercise of this Option if such issuance or delivery would violate any applicable laws, with compliance with applicable laws determined by the Company in consultation with its legal counsel. The Optionee understands that the applicable laws of the country in which Optionee is residing or working at the time of grant or vesting of this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of shares thereunder. Furthermore, the Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on this Option, and the Common Stock subject to this Option, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. The Optionee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Optionee acknowledges that the applicable laws of the country in which the Optionee is residing or working at the time of grant, vesting or exercise of the Option or the issuance, holding, or sale of Common Stock received pursuant to the Option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Optionee to additional procedural or regulatory requirements that the Optionee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to any special provisions set forth in Exhibit A for the Optionee’s country, if any. Notwithstanding any provision herein, the Optionee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in Exhibit A. If the Optionee relocates to one of the countries included in Exhibit A during the term of the Option or while holding shares of Common Stock issued upon exercise of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is advisable or necessary in order to comply with local law or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.
22.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
23.    OPTION SUBJECT TO CLAWBACK. The Option and any cash payment or shares of Common Stock delivered pursuant to the Option are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
24.    DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)    “Cause” shall mean as determined by the Company, (i) the willful failure by the Optionee to substantially perform his or her duties with the Company (other than any such failure resulting from the Optionee’s incapacity due to physical or mental illness); (ii) the Optionee’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Optionee’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Optionee’s duties; or (iv) the Optionee’s conviction or plea of no contest to a felony or a crime of moral turpitude.
(b)    “Disability” shall mean that the Optionee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under a long-term disability plan maintained by the Company or one of its Subsidiaries.
(c)    The Optionee shall have “Good Reason” to effect a voluntary termination of his or her employment in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, including its obligations under this Agreement, (ii) requires the Optionee to relocate more than 50 miles from the Optionee’s current, principal place of employment, (iii) assigns to the Optionee any duties inconsistent with the Optionee’s position with the Company or significantly and adversely alters the nature or status of the Optionee’s responsibilities or the conditions of the Optionee’s employment, or (iv) reduces the Optionee’s base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Optionee has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Optionee alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
DINE BRANDS GLOBAL, INC.

By:	Stephen P. Joyce Chief Executive Officer
The undersigned has had the opportunity to read the terms and provisions of the foregoing Agreement and the terms and provisions of the Plan, herein incorporated by reference. The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Plan, herein incorporated by reference.

Optionee Signature

Address

City/State/Zip

EXHIBIT A
DINE BRANDS GLOBAL, INC.
2016 STOCK INCENTIVE PLAN
SPECIAL PROVISIONS FOR NONQUALIFIED STOCK OPTIONS
FOR OPTIONEES OUTSIDE THE U.S.

This Exhibit A includes special terms and conditions applicable to Optionees in the countries below. These terms and conditions are in addition to those set forth in the Nonqualified Stock Option Agreement (the “Agreement”). Any capitalized term used in this Exhibit A without definition shall have the meaning ascribed to such term in the Dine Brands Global, Inc. 2016 Stock Incentive Plan, as amended from time to time (the “Plan”), and the Agreement, as applicable.
This Exhibit A also includes information relating to exchange control and other issues of which the Optionee should be aware with respect to his or her participation in the Plan. However, because such laws are often complex and change frequently, the Company strongly recommends that the Optionee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option (the “Option”) is exercised or shares of Common Stock acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of the Optionee, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s acceptance of the Option or participation in the Plan. Finally, if the Optionee is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Optionee.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Common Stock are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Agreement (of which this Exhibit A is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.

EUROPEAN UNION
Data Privacy. The following supplements the Section 13 of the Agreement: Optionee understands that Personal Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that he or she may, at any time, view his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing Optionee’s local human resources representative.

BRAZIL
Exchange Control Information. If the Optionee is resident or domiciled in Brazil, the Optionee will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights equals or exceeds US $100,000. Assets and rights that must be reported include shares of Common Stock of the Company. The reporting should be completed at the beginning of the year.
CANADA
Foreign Share Ownership Reporting. If the Optionee is a Canadian resident, the Optionee’s ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to ongoing annual reporting obligations. Please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult your tax advisor for further details.  It is your responsibility to comply with all applicable tax reporting requirements.

MEXICO

Labor Law Statement. The invitation Dine Brands Global, Inc. is making under the Plan is unilateral and discretionary and is not related to the salary and other contractual benefits granted to Optionee by Optionee’s employer. Dine Brands Global, Inc. reserves the absolute right to amend the Plan and discontinue it at any time without any liability to Optionee. This invitation and, in Optionee’s case, the acquisition of shares does not, in any way, establish a labor relationship between Optionee and Dine Brands Global, Inc., nor does it establish any rights between Optionee and Optionee’s employer.

La invitación que Dine Brands Global, Inc. hace en relación con el Plan es unilateral y discrecional, por lo tanto, Dine Brands Global, Inc. se reserva el derecho absoluto para modificar o terminar el mismo, sin ninguna responsabilidad para usted. Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y Dine Brands Global, Inc. y tampoco establece derecho alguno entre usted y su empleador.

PHILIPPINES

Securities Law Notice. This offering is subject to exemption from the requirements of registration with the Philippines Securities and Exchange Commission under Section 10.1 (k) of the Philippines Securities Regulation Code.  THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILIPPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

UAE

This Option has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This offer is strictly private and confidential and the terms of such offer have not been reviewed by, deposited or registered with the UAE Central Bank, the UAE Securities and Commodities Authority or any other licensing authority or governmental agencies in the United Arab Emirates. This offer is being issued from outside the United Arab Emirates and must not be provided to any person other than the Holder and may not be reproduced or used for any other purpose. Further, the information contained in this offer is not intended to lead to the issue of any securities or the conclusion of any other contract of whatsoever nature within the territory of the United Arab Emirates.

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